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                                                                 Exhibit 3.11(e)

                              ARTICLES OF AMENDMENT

                       of the Articles of Incorporation of

                        RENT-A-CAR COMPANY, INCORPORATED

      1. Name of Corporation. The name of the Corporation is Rent-A-Car Company, Incorporated.

      2. Text of Amendment. The text of the amendment adopted is as follows:

            Article D of the Articles of Incorporation of Rent-A-Car Company, Incorporated shall be amended and restated to read in its entirety as follows:

                                    ARTICLE D

                  A. Authorized Capital Stock. The Corporation's total
            authorized capital stock shall consist of 500,000 shares of Class A voting common stock having a par value of $.10 per share. The whole or any part of the capital stock may be issued from time to time for such consideration as may be fixed by the Board of Directors.

                  B. Voting Rights. Each outstanding Class A common share shall be entitled to one vote on each matter submitted to a vote.

      3. Provisions for Implementing Amendment. All Shareholders of Rent-A-Car Company, Incorporated will transfer to the Corporation by December 31, 1995 all (100%) of their present shares of Class B non-voting common stock. In exchange for each share transferred, the Shareholders will receive one (1) share of Class A voting common stock.

      4. Date of Adoption. The amendment was adopted effective October 30, 1995, and the effective date of the Amendment to the Articles of Incorporation shall be the date on which this Amendment is filed with the State Corporation Commission.

      5. Adoption by Shareholders. The amendment was adopted by unanimous written consent of the shareholders of the corporation.

      Dated: December 27, 1995

                                        RENT-A-CAR COMPANY, INCORPORATED


                                        By: /s/ C. K. Wright & by
                                            /s/ Richard L. [ILLEGIBLE]
                                            by Power of Attorney
                                            ------------------------------------
                                            C. K. Wright
                                              Chairman of the Board